Exhibit 1.1

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Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software Named One of Top 50 Fastest-Growing Software Companies

Company ranking by Baseline Magazine based on organic growth and high customer satisfaction in 2005

ATLANTA– Oct. 27, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that it was named “One of the 50 Fastest-Growing Software Companies 2006” by Baseline Magazine for its enterprise software solutions including Ross ERP (enterprise resource planning) and SCM (supply chain management), Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

According to Baseline, only public software companies that generated more than $10 million in revenue in the calendar years 2004 and 2005 were considered. Companies were required to derive the majority of their revenue from software-related businesses, which excludes IT consulting and services firms and companies that are primarily content providers.

“We are very proud to be listed as one of the Top-50 fastest-growing software companies,” said Eric Musser, president of CDC Software. “This is especially satisfying because our growth during 2005 was driven by our consistent ability to deliver measurable value to our customers. Since 2005, we have experienced accelerated growth, both through organic expansion within our targeted vertical industries, and through strategic acquisitions. Looking ahead, as we continue to establish our solutions as the defacto standards for the industries we serve, CDC Software is well positioned for this growth trend.”

This recognition comes after a spate of awards and recognition for CDC Software this year. The Company was recently recognized in: “SecuritiesTech 50” by Securities Industry News for its Pivotal Customer Relationship Management (CRM) software. Pivotal was the only CRM system included in the Top 50 listing of solutions for the securities industry. Additionally, CDC Software was recognized in the “Global 100,” and ranked #18 among the top global enterprise software companies by Manufacturing Business Technology; listed as one of the ”Companies to Watch,” by Supply & Demand Chain Executive; ranked as one of the “Top 15” CRM software packages by ISM Inc., a premier CRM consulting firm; selected as both the number one sales, marketing and customer service automation product and overall IT product of the year by the Innovative Housing Technology Awards (IHTA Awards); “Best Process Manufacturing Solution” at the Annual Conference of 100 Leading Software and Enterprises, sponsored by ERPWorld.Net and the Chinese Institute of Electronics (CIE); “Top Ten Business Management Solutions Providers in China,” by ERPWorld.Net and the Chinese Institute of Electronics; and was named as one of the world’s largest software companies, jumping 13 rankings from last year, in Software Magazine’s annual Software 500.

Several customers of CDC Software have also been recognized recently for their achievements enabled by the enterprise systems and consulting services provided by CDC Software. These customers include:

•	Wise Foods was selected by Consumer Goods Technology as one of the top 25 “SMB (Small and Medium-Size Business) Fast Track” companies for 2006. Award recognized Wise’s use of the Ross OnePlan production scheduling solution to reduce inventory, increase customers’ service levels and respond effectively to varying demand.

•	KK Fine Foods was highly commended in the Manufacturing and Business Management category at the 2006 Best of British Manufacturing IT Awards. The awards recognize the very best IT strategies and implementations in British manufacturing industry. KK Fine Foods experienced a 54% increase in profits and 15% drop in product waste since the 2003 implementation of Ross ERP.

•	Berner Foods was awarded Private Label Buyer’s 2006 Category Colonel Award for using the Ross ERP Application from CDC Software to Achieve Success in Private-Label Manufacturing.

•	Two customers of CDC Software’s MVI real-time performance management (RPM) applications, including Amtico International, were recently recognized for significant achievements at the prestigious 2006 Best of British Manufacturing IT Awards.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About Pivotal Corporation
Pivotal Corporation, a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are used by more than 2,000 companies around the world to produce meaningful increases in revenues, margins, and customer loyalty.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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